Exhibit 99.1

Phoenix Technologies Ltd. Hires New CEO/page1

Phoenix Technologies Ltd. Names Woodson Hobbs as CEO

MILPITAS, Calif. –September 7, 2006 – Phoenix Technologies Ltd. (Nasdaq:PTEC), the global market leader in core system software, today announced that it has hired Woodson “Woody” Hobbs as President and Chief Executive Officer, effective as of September 6, 2006. Hobbs was additionally elected to serve as a member of the Phoenix Board of Directors on the same day.

“We are very pleased to have a seasoned leader like Woody Hobbs join Phoenix,” said Anthony P. Morris, lead independent director and member of the Board’s search committee. “The Board chose Hobbs for his extensive experience managing high technology companies through challenging transition periods. We are confident that he has the execution skills to drive shareholder value at Phoenix.”

From 2002 until earlier this year Hobbs has served as CEO and President of Intellisync. In addition to leading the nearly failed mobile tools company to become the number two wireless email company, he increased the company’s stock price by nearly 10x and improved the company’s enterprise value from nothing to over $430 million in a little over three years. In February of this year Nokia acquired Intellisync and the company became a part of Nokia’s Enterprise Solutions business group.

“Phoenix has a proud history of innovation, an enviable market position, and a strong balance sheet, which equates to a sound foundation to build the company back to a position of profitability, said Hobbs. “I am excited about the opportunity to create a significant market share with products that provide competitive growth for the company. I am pleased to join the experienced team at Phoenix to build value and profitability going forward.”

Prior to heading Intellisync, Hobbs demonstrated a breadth of industry experience as a consulting executive working with the venture capital community, holding the position of interim CEO for several start-ups including FaceTime, the leading instant messaging system connecting consumers to business, Tradenable, the leading online escrow service, and BigBook, the pioneer in the online yellow pages industry and now a part of Verizon. Throughout Hobbs career, he has built on his background in systems programming to develop and lead sound business decisions resulting in many successes. The original transition from programming to business management occurred when Hobbs took a role at IBM in operations, and followed with executive roles at Rocor International, Virtual Computing and National Semiconductor. After successfully starting and selling his own software and consulting company, Mentel, Hobbs took the role of CIO at Charles Schwab. At Schwab Hobbs relied upon his depth of knowledge in information systems to pioneer PC-and touch-tone telephone-based trading, resulting in improved service levels and reduced costs. During Hobbs tenure at Schwab the company grew from 200,000 customers to 2 million, and a large part of the online technology and competitive customer service offerings that Schwab is well-known for was initiated by Hobbs and his team.

Phoenix Technologies Ltd. Hires New CEO/page2

In connection with his appointment, and as an incentive to his joining, Hobbs was granted a non-qualified inducement stock option to purchase 900,000 shares of common stock of Phoenix, par value $0.001 per share, with an exercise price equal to $5.05, the closing sale price of the Company’s stock on September 6, 2006, the inducement date. Assuming Hobbs remains actively employed by Phoenix, the option will vest and become exercisable with respect to 25% of the total number of shares underlying the option on September 6, 2007, and 1/48 of the total number of shares underlying the option each month thereafter. The vesting of the options will accelerate if Hobbs’ employment is terminated without cause or for good reason after a change of control. If the change of control occurs within 6 months of Hobbs’ date of hire, 1/3 of the shares will vest, if the change of control occurs after 6 months but less than 12 months after Hobbs’ date of hire, 2/3 of the shares will vest, and if the change of control occurs after 12 months, all of the shares will vest. Additionally, Hobbs received an inducement grant of 100,000 shares of restricted stock. The restricted stock vests as follows: 1/2 of the shares vest on September 6, 2008, and the remaining shares vest in 4 equal installments every 6 months thereafter. The vesting of all unvested restricted stock will accelerate if Hobbs’ employment is terminated without cause or for good reason after a change of control. The inducement options and restricted shares were granted outside of the terms of any existing Phoenix equity incentive plan and without shareholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).

About Phoenix Technologies Ltd.

Phoenix Technologies Ltd. (Nasdaq:PTEC) is a global market leader in core system software and applications that assure endpoint confidence. The company first established dominant industry leadership 26 years ago with BIOS software, currently has over one billion products deployed and continues to ship in over 100 million new systems each year. From this unique foundation, Phoenix has created a portfolio of innovative software products that simply and easily identify and restore devices, thereby ensuring unparalleled endpoint security and availability.

With a focused commitment to the highest levels of customer confidence and satisfaction, Phoenix serves enterprise and government channel partners, ODMs, OEMs, system builders and ISVs by enabling them to decrease time to market, differentiate their products, create value, increase profits and lower cost of ownership. Phoenix is headquartered in Milpitas, Calif., with offices worldwide in global business and technology centers. For more information, visit www.phoenix.com.

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